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                                                                       EXHIBIT 1
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           WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--March 6, 1998--Dental/
                   Medical Diagnostic Systems Inc. (DMD)
                   (Nasdaq/SmallCap:DMDS.O) (Nasdaq/SmallCap:DMDSW.O) Friday announced that it has agreed to privately place $4.5 million of its 12 percent senior subordinated notes due 1999 to institutional purchasers and accredited investors.
                        Robert H. Gurevitch, chairman of DMD, indicated that the
                   company intends to use the net proceeds of the private placement to ensure it has adequate capital to launch its Apollo 9500 dental-curing and tooth-whitening device in the United States and Canada, and the Apollo 95E dental-curing and tooth-whitening device in the international marketplace.
                        In addition, funds will be used for continued
                   development of the company's digital X-ray imaging technology systems, the launching of the new digital X-ray imaging products, and for other working capital purposes.
                        The notes will bear interest at 12 percent per annum and
                   mature one year from the date issued. The company will issue to the private-placement investors an aggregate of 450,000 warrants to purchase common stock at $5.812 per share, the market price of the company's common stock at the time the company reached an agreement in principle with respect to the private placement.
                        The warrants are exercisable commencing May 15, 1998,
                   and for five years thereafter. The company has agreed to file a registration statement covering resale of the shares underlying the warrants. The notes are redeemable at any time by the company at 102 percent of the principal and interest accrued as of the date of the prepayment, are unsecured, and are subordinated to the company's current bank financing.
                        The private placement is subject to customary conditions
                   and receipt by the company of a permit from the California Commissioner of Corporations and is expected to close within the next 20 days. The notes will be convertible into common stock only upon payment default.
                        DMD designs, develops, manufactures and sells
                   high-technology dental equipment. Two of the company's products are an intra-oral camera system known as the TeliCam System, and a dental-office networking system known as InTELInet.
                        The company also has an exclusive marketing agreement in
                   the United States and Canada for the Apollo 9500, a teeth-whitening and curing system, which is expected to be shipped to dentists in March 1998. The company has independently developed its own technology for a teeth-whitening and curing system, the Apollo 95E, which will be introduced outside the United States and Canada also in March.
                        In a separate agreement, the company is supporting the
                   development of a state-of-the-art dental digital X-ray system that is expected to be marketed in late 1998.
                   -0-

                   Disclosure regarding forward-looking statements: This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
                   Section 21E of the Exchange Act. Although the company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. The company's ability to close the private placement is subject to receipt of a permit from the California Commissioner of Corporations and other conditions beyond the control of the company. The ability of the

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                   company to successfully apply the proceeds of the offering as described above is dependent upon the company's ability to design, develop, manufacture and market the described products; the company's ability to achieve product commercialization of such products; and other important factors that could cause actual results to differ materially from the company's expectations and which are discussed in the company's various filings with the Securities and Exchange Commission.